Exhibit 99.4
     Bookham Announces $28.6 Million Private Placement of Common Stock and Warrants
SAN JOSE, Calif., – March 23, 2007 – Bookham, Inc., (Nasdaq: BKHM), today announced that it has entered into a definitive agreement for the private placement of 13,640,224 newly issued shares of common stock, and warrants to purchase 4,092,066 shares of common stock, with selected institutional investors, for gross proceeds of approximately $28.6 million. The warrants, which have a term of five years and will become exercisable after September 23, 2007, have an exercise price of $2.80 per share, subject to adjustment. Burnham Hill Partners acted as the sole placement agent for this offering.
The Company intends to use the proceeds for general working capital purposes.
Pursuant to an agreement with the investors, the Company will file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock issued to the investors as well as the shares of common stock issuable upon exercise of the warrants, subject to certain terms and conditions.
The securities offered in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.